NEWS

Charter Announces First Quarter 2015 Results
Charter Spectrum Continues to Drive Strong Customer And Financial Growth; Lower Capital Expenditures Contribute to Free Cash Flow

Stamford, Connecticut - May 1, 2015 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2015.

Key highlights:

•	First quarter revenues of $2.4 billion grew 7.3%[1] as compared to the prior-year period, driven by residential revenue growth of 6.7% and commercial revenue growth of 14.8%.

•	First quarter Adjusted EBITDA[2] grew by 4.2% year-over-year. Excluding first quarter Comcast transactions transition costs of $21 million, Adjusted EBITDA grew by 7.0% year-over-year.

•	Capital expenditures totaled $351 million in the first quarter of 2015, compared to $539 million during the first quarter of 2014.

•
Residential customer relationships increased by 86,000 during the first quarter, versus 112,000 during the first quarter of 2014. For the twelve months ending March 31, 2015, residential customer relationships grew by 4.5%, or 254,000.

•	Residential primary service units ("PSUs") increased by 160,000 during the first quarter versus a gain of 206,000 in the prior-year period.

"Our first quarter results continue to demonstrate the sustainable growth trajectory of our operating strategy to provide high quality products and service at an attractive price," said Tom Rutledge, President and CEO of Charter Communications. "Our continued customer relationship growth reflects the growing value and utility of our offerings and higher levels of customer satisfaction. Our subscriber and revenue growth, combined with declining capital intensity, is leading to meaningful free cash flow growth."

1All percentages are calculated using actual amounts. Minor differences may exist due to rounding.
2Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2015 (a)	March 31, 2014 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,901	12,874	—
Estimated Internet Passings (b)	12,614	12,539	1%
Estimated Voice Passings (b)	12,136	12,022	1%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.2%	33.8%	-0.6 ppts
Internet Penetration of Estimated Internet Passings (c)	41.3%	38.2%	3.1 ppts
Voice Penetration of Estimated Voice Passings (c)	22.0%	20.6%	1.4 ppts

Residential
Residential Customer Relationships (d)	5,927	5,673	4%
Residential Non-Video Customers	1,774	1,478	20%
% Non-Video	29.9%	26.1%	3.8 ppts

Customers
Video (e)	4,153	4,195	(1)%
Internet (f)	4,891	4,519	8%
Voice (g)	2,481	2,325	7%
Residential PSUs (h)	11,525	11,039	4%
Residential PSU / Customer Relationships (d)(h)	1.94	1.95

Quarterly Net Additions/(Losses) (i)
Video (e)	(7)	18	NM
Internet (f)	125	136	(8)%
Voice (g)	42	52	(17)%
Residential PSUs (h)	160	206	(22)%

Bulk Digital Upgrade Net Additions (j)	1	16	NM

Single Play Penetration (k)	38.3%	37.9%	0.4 ppts
Double Play Penetration (l)	28.9%	29.5%	-0.6 ppts
Triple Play Penetration (m)	32.8%	32.6%	0.2 ppts

Monthly Residential Revenue per Residential Customer (d)(n)	$112.25	$110.29	2%

Commercial
Commercial Customer Relationships (d)(o)	398	379	5%

Customers
Video (e)(o)	135	160	(16)%
Internet (f)	317	269	18%
Voice (g)	188	152	24%
Commercial PSUs (h)	640	581	10%

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	2	(5)	NM
Internet (f)	11	12	(8)%
Voice (g)	8	7	14%
Commercial PSUs (h)	21	14	50%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

During the first quarter of 2015, Charter's residential customer relationships grew by 86,000, with triple play sell-in improving year-over-year, to 64% of total residential video sales. Commercial customer relationships grew by 12,000 in the first quarter of 2015. Residential PSUs increased by 160,000, while commercial PSUs increased 21,000 during the first quarter.

As of the end of the first quarter of 2015, 85% of Charter's residential customers received Charter Spectrum products. Charter Spectrum is an industry-leading suite of video, data, and voice services, launched in 2014, that includes over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully featured voice service, delivered at a highly competitive price. At the end of first quarter, virtually all of Charter's passings were fully digitized, with access to more HD channels than satellite TV offers, and 96% of video customers subscribed to the Company's expanded basic video product.

Residential video customers decreased by 7,000 in the first quarter of 2015, versus a gain of 18,000 in the year-ago period. During the first quarter 2015, Charter had 15,000 fewer bulk digital upgrade net additions than it did during the first quarter of 2014.

For the past two years Charter has significantly increased the competitiveness of its video product, by including more HD channels and video on demand offerings, attractive packaging of advanced services, improved selling methods, and enhanced service quality. In the coming months, Charter will introduce its new cloud-based user interface, Spectrum Guide, to its video customers in certain markets. Spectrum Guide makes video content search and discovery easier for customers, and fully enables Charter's on-demand offering. In addition, Spectrum Guide will function on nearly all of Charter's deployed set-tops.

Charter added 125,000 residential Internet customers in the first quarter of 2015, compared to 136,000 a year ago. As of March 31, 2015, 85% of Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering.

During the first quarter, the Company added 42,000 residential voice customers, versus a gain of 52,000 during the first quarter of 2014.

First quarter residential revenue per customer relationship totaled $112.25, and grew by 1.8% as compared to the prior-year period, driven by rate adjustments, higher product sell-in and promotional rate step-ups, partially offset by continued single play Internet sell-in and bulk digital upgrades.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2015	2014	% Change
REVENUES:
Video	$1,129	$1,090	3.5%
Internet	717	616	16.4%
Voice	134	150	(10.2)%
Commercial	269	234	14.8%
Advertising sales	66	68	(2.0)%
Other	47	44	5.9%
Total Revenues	2,362	2,202	7.3%

COSTS AND EXPENSES:
Total operating costs and expenses	1,562	1,435	8.9%

Adjusted EBITDA	$800	$767	4.2%

Adjusted EBITDA margin	33.9%	34.8%

Capital Expenditures	$351	$539
% Total Revenues	14.9%	24.5%

Net loss	$(81)	$(37)
Loss per common share, basic and diluted	$(0.73)	$(0.35)

Net cash flows from operating activities	$528	$577
Free cash flow	$101	$74

Revenue

First quarter 2015 revenues rose to $2.4 billion, 7.3% higher than the year-ago quarter, driven primarily by growth in Internet, commercial and video revenues.

Video revenues totaled $1.1 billion in the first quarter, an increase of 3.5% compared to the prior-year period. Video revenue growth was driven by higher advanced services penetration, annual and promotional rate adjustments, and higher expanded basic and digital penetration, partially offset by a decrease in residential limited basic video customers.

Internet revenues grew 16.4% compared to the year-ago quarter to $717 million, driven by an increase of 372,000 Internet customers during the last year and by promotional rolloff, price adjustments and revenue allocation from higher bundling.

Voice revenues totaled $134 million, a decline of 10.2% versus the first quarter of 2014, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 156,000 voice customers in the last twelve months.

Commercial revenues rose to $269 million, an increase of 14.8% over the prior-year period, and was driven by higher sales to small and medium business customers and to carrier customers.

First quarter advertising sales revenues of $66 million decreased 2.0% compared to the year-ago quarter.

Operating Costs and Expenses

First quarter total operating costs and expenses increased by $127 million, or 8.9%, compared to the year-ago period, reflecting increases in programming costs, other expenses, transition costs related to to Charter's previous transactions with Comcast and costs to service customers. Transition costs accounted for $21 million of total first quarter operating costs. Excluding these transition costs, first quarter total operating expenses increased by $106 million, or 7.4% year over year.

First quarter programming expense increased by $60 million, or 10.1%, as compared to the first quarter of 2014, reflecting contractual programming increases, a 0.9% increase in expanded basic package customers over the last twelve months, broader carriage of certain networks as a result of all-digital and the introduction of new networks to Charter's video offering.

Costs to service customers grew by $20 million, or 4.9% as compared to the first quarter of last year, driven primarily by our larger customer base and higher spending on labor to deliver improved products and service levels. Other expenses grew by $23 million, or 12.6%, as compared to the first quarter of 2014, reflecting higher administrative labor costs, bad debt expense, commercial costs, and advertising sales expenses.

Adjusted EBITDA

First quarter Adjusted EBITDA of $800 million grew by 4.2% year-over-year, reflecting revenue growth and operating costs and expenses growth of 7.3% and 8.9%, respectively. Excluding transition related expenses, first quarter Adjusted EBITDA of $821 million grew by 7.0% year-over-year.

Net Loss

Net loss totaled $81 million in the first quarter of 2015, compared to $37 million in the first quarter of 2014. First quarter 2015 net loss reflects $86 million of interest expense related to the Comcast transactions financing, and $13 million of transactions costs related to the Comcast transactions in other operating expenses, partially offset by higher Adjusted EBITDA and lower tax expense. Basic and diluted net loss per common share was $0.73 in the first quarter of 2015 compared to $0.35 during the same period last year. The increase in net loss per common share was primarily the result of the factors described above, partially offset by 4.9% increase in weighted average shares outstanding versus the prior-year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $351 million in the first quarter of 2015, compared to $539 million during the first quarter of 2014. The decrease was the result of a decline in customer premise equipment ("CPE") spending, partially offset by higher product development investments and capital expenditures related to Charter's previous transactions with Comcast. CPE spending declined versus the prior-year period as Charter completed its all-digital initiative in the fourth quarter of 2014. The year-over-year increase in support capital expenditures was primarily driven by transition-related capital expenditures. Transition-related capital expenditures accounted for $14 million of capital expenditures in the first quarter.

Charter currently expects 2015 capital expenditures to be approximately $1.7 billion, excluding transition expenditures related to acquisitions. Charter expects its 2015 capital expenditures to be driven by growth in residential and commercial customers along with further spend related to product development.

Cash Flow

During the first quarter of 2015, net cash flows from operating activities totaled $528 million, compared to $577 million in the first quarter of 2014. The year-over-year decline in net cash flow from operating activities was primarily due to changes in trade accounts payable, an increase in cash paid for interest due to Charter's previous transactions with Comcast, and an increase in merger and acquisition costs, partially offset by an increase in Adjusted EBITDA.

Free cash flow for the first quarter of 2015 was $101 million, compared to $74 million during the same period last year. The increase was primarily due to lower capital expenditures, partially offset by a decline in accrued capital expenditures driven by the conclusion of Charter's all-digital initiative during the fourth quarter of 2014, and from lower net cash flows from operating activities.

Liquidity

Total principal amount of debt was approximately $21.0 billion as of March 31, 2015, including $7.0 billion of debt with proceeds held in escrow to be used to finance Charter's previous transactions with Comcast. At the end of the quarter, Charter held $20 million of cash and cash equivalents, and its credit facilities provided approximately $875 million of additional liquidity.

On April 25, 2014, the Company entered into a binding definitive agreement (the “Comcast Transactions Agreement”) with Comcast Corporation ("Comcast"), which contemplated the following transactions: (1) an asset purchase, (2) an asset exchange and (3) a contribution and spin-off transaction (collectively, the “Comcast Transactions”). Pursuant to the terms of the Comcast Transactions Agreement, Comcast had the right to terminate the Comcast Transactions Agreement upon termination of the merger agreement among Comcast, Time Warner Cable Inc. (“TWC”) and Tango Acquisition Sub, Inc. (the “Merger Agreement”). On April 24, 2015, Comcast and TWC terminated the Merger Agreement and delivered a notice of termination of the Comcast Transactions to Charter. Upon receiving the Termination Notice in April 2015, Charter reclassified the CCOH Safari Notes totaling $3.5 billion, and CCO Safari's Term G Loans totaling $3.5 billion, to current portion of long-term debt in its condensed consolidated balance sheets. The CCOH Safari Notes and the CCO Safari Term Loan G were repaid on April 30, 2015, and April 27, 2015, respectively.

In April 2015, CCO Holdings and CCO Holdings Capital Corp. closed on transactions in which they issued $1.15 billion aggregate principal amount of 5.125% senior unsecured notes due 2023 (the "2023 Notes"), $750 million aggregate principal amount of 5.375% senior unsecured notes due 2025 (the "2025 Notes") and $800 million aggregate principal amount of 5.875% senior notes due 2027 (the "2027 Notes" and collectively, the “Notes”). The net proceeds from the issuance of the 2023 Notes and 2025 Notes were used to finance tender offers and will be used to finance a subsequent call in which $1.0 billion aggregate principal amount of CCO Holdings' outstanding 7.250% senior notes due 2017 and $700 million aggregate principal amount of CCO Holdings' outstanding 8.125% senior notes due 2020 have and will be repurchased, as well as for general corporate purposes. The net proceeds from the issuance of the 2027 Notes will be used to partially call $800 million of the $1.4 billion of CCO Holdings' outstanding 7.000% senior notes due 2019.

Conference Call

Charter will host a conference call on Friday, May 1, 2015 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 24023770.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 31, 2015. The conference ID code for the replay is 24023770.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for the three months ended March 31, 2015 which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the United States Securities and Exchange Commission. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $76 million and $64 million for the three months ended March 31, 2015 and 2014, respectively.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Spectrum TV® video entertainment programming, Charter Spectrum Internet® access, and Charter Spectrum Voice®. Spectrum Business similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC.  Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to the transaction with Advance/Newhouse Partnership (“A/N”) regarding Bright House Networks, LLC ("Bright House")

•
as a result of the termination of the transactions agreement between us and Comcast Corporation, we, A/N and Liberty Broadband Corporation entered into a 30-day period in which the parties may renegotiate the transaction regarding Bright House and if no agreement is reached, either we or

A/N may terminate the transaction. There can be no assurance that the parties will reach agreement during these negotiations, that any agreement reached will be as favorable to us as the existing transaction terms, or that we or A/N will not terminate the transaction after completion of the negotiations;

•	the ultimate outcome of the transaction, including the possibility that the transaction may not occur if closing conditions are not satisfied;

•
if the transaction were to occur, the ultimate outcome and results of integrating operations and application of our operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential programming dis-synergies;

•	disruption in our business relationships as a result of the transaction;

•
the impact of the transaction on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the reduction in our current stockholders’ percentage ownership and voting interest as a result of the transaction; and

•	the increase in indebtedness as a result of the transaction, which will increase interest expense and may decrease our operating flexibility;

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies, including our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes;

•	the effects of governmental regulation on our business or potential business combination transactions;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2015	2014	% Change
REVENUES:
Video	$1,129	$1,090	3.5%
Internet	717	616	16.4%
Voice	134	150	(10.2)%
Commercial	269	234	14.8%
Advertising sales	66	68	(2.0)%
Other	47	44	5.9%
Total Revenues	2,362	2,202	7.3%

COSTS AND EXPENSES:
Programming	666	606	10.1%
Franchises, regulatory and connectivity	107	107	(0.4)%
Costs to service customers	420	400	4.9%
Marketing	136	133	2.1%
Transition costs	21	—	NM
Other	212	189	12.6%
Total operating costs and expenses (exclusive of items shown separately below)	1,562	1,435	8.9%

Adjusted EBITDA	800	767	4.2%

Adjusted EBITDA margin	33.9%	34.8%

Depreciation and amortization	514	505
Stock compensation expense	19	12
Other operating expenses, net	18	10

Income from operations	249	240

OTHER EXPENSES:
Interest expense, net	(289)	(211)
Loss on derivative instruments, net	(6)	(2)
	(295)	(213)

Income (loss) before income taxes	(46)	27

Income tax expense	(35)	(64)

Net loss	$(81)	$(37)

LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.73)	$(0.35)

Weighted average common shares outstanding, basic and diluted	111,655,617	106,439,198

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

All percentages are calculated using actual amounts. Minor differences may exist due to rounding. Certain prior year amounts have been reclassified to conform with the 2015 presentation.

NM - Not meaningful

Addendum to Charter Communications, Inc. First Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20	$3
Restricted cash and cash equivalents	7,112	—
Accounts receivable, net	264	285
Prepaid expenses and other current assets	106	83
Total current assets	7,502	371

RESTRICTED CASH AND CASH EQUIVALENTS	—	7,111

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,275	8,373
Franchises	6,006	6,006
Customer relationships, net	1,042	1,105
Goodwill	1,168	1,168
Total investment in cable properties, net	16,491	16,652

OTHER NONCURRENT ASSETS	417	416

Total assets	$24,410	$24,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,586	$1,635
Current portion of long-term debt	6,983	—
Total current liabilities	8,569	1,635

LONG-TERM DEBT	13,981	21,023
DEFERRED INCOME TAXES	1,706	1,674
OTHER LONG-TERM LIABILITIES	77	72

SHAREHOLDERS’ EQUITY	77	146

Total liabilities and shareholders’ equity	$24,410	$24,550

Addendum to Charter Communications, Inc. First Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(81)	$(37)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	514	505
Stock compensation expense	19	12
Noncash interest expense	8	10
Loss on derivative instruments, net	6	2
Deferred income taxes	34	62
Other, net	3	3
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	21	18
Prepaid expenses and other assets	(26)	(17)
Accounts payable, accrued liabilities and other	30	19
Net cash flows from operating activities	528	577

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(351)	(539)
Change in accrued expenses related to capital expenditures	(76)	36
Restricted cash in escrow	(1)	—
Other, net	(13)	4
Net cash flows from investing activities	(441)	(499)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	332	293
Repayments of long-term debt	(392)	(388)
Purchase of treasury stock	(16)	(11)
Proceeds from exercise of options and warrants	6	6
Other, net	—	5
Net cash flows from financing activities	(70)	(95)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17	(17)
CASH AND CASH EQUIVALENTS, beginning of period	3	21
CASH AND CASH EQUIVALENTS, end of period	$20	$4

CASH PAID FOR INTEREST	$255	$225

Addendum to Charter Communications, Inc. First Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2015 (a)	December 31, 2014 (a)	March 31, 2014 (a)
Footprint
Estimated Video Passings (b)	12,901	12,890	12,874
Estimated Internet Passings (b)	12,614	12,596	12,539
Estimated Voice Passings (b)	12,136	12,108	12,022

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.2%	33.3%	33.8%
Internet Penetration of Estimated Internet Passings (c)	41.3%	40.3%	38.2%
Voice Penetration of Estimated Voice Passings (c)	22.0%	21.6%	20.6%

Residential
Residential Customer Relationships (d)	5,927	5,841	5,673
Residential Non-Video Customers	1,774	1,681	1,478
% Non-Video	29.9%	28.8%	26.1%

Customers
Video (e)	4,153	4,160	4,195
Internet (f)	4,891	4,766	4,519
Voice (g)	2,481	2,439	2,325
Residential PSUs (h)	11,525	11,365	11,039
Residential PSU / Customer Relationships (d)(h)	1.94	1.95	1.95

Quarterly Net Additions/(Losses) (i)
Video (e)	(7)	3	18
Internet (f)	125	104	136
Voice (g)	42	50	52
Residential PSUs (h)	160	157	206

Bulk Digital Upgrade Net Additions (j)	1	5	16

Single Play Penetration (k)	38.3%	38.0%	37.9%
Double Play Penetration (l)	28.9%	29.1%	29.5%
Triple Play Penetration (m)	32.8%	32.8%	32.6%
Monthly Residential Revenue per Residential Customer (d)(n)	$112.25	$111.52	$110.29

Commercial
Commercial Customer Relationships (d)(o)	398	386	379

Customers
Video (e)(o)	135	133	160
Internet (f)	317	306	269
Voice (g)	188	180	152
Commercial PSUs (h)	640	619	581

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	2	(6)	(5)
Internet (f)	11	12	12
Voice (g)	8	8	7
Commercial PSUs (h)	21	14	14

All percentages are calculated using actual amounts. Minor differences may exist due to rounding.

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. First Quarter 2015 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2015, December 31, 2014 and March 31, 2014, customers include approximately 27,700, 35,100 and 11,100 customers, respectively, whose accounts were over 60 days, approximately 900, 1,500 and 900 customers, respectively, whose accounts were over 90 days and approximately 700, 900 and 800 customers, respectively, whose accounts were over 120 days. The increase in aging of customer accounts over 60 days is primarily related to a third quarter 2014 change in our collections policy consistent with broader cable industry practices.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association ("NCTA"). Commercial customer relationships include video customers in commercial structures, which are calculated on an EBU basis (see footnote (p)) and non-video commercial customer relationships.

(e)
"Video Customers” represent those customers who subscribe to our video services. Our methodology for reporting residential video customers generally excludes units under bulk arrangements, unless those units have a digital set-top box, thus a direct billing relationship. As we completed our all-digital transition, bulk units were supplied with digital set-top boxes adding to our bulk digital upgrade customers.

(f)	"Internet Customers" represent those customers who subscribe to our Internet services.

(g)	"Voice Customers" represent those customers who subscribe to our voice services.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and voice customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Bulk Digital Upgrade Net Additions" represents the portion of residential video net additions that result from the addition of a digital set-top box to a bulk unit.

(k)	"Single Play Penetration" represents residential customers receiving only one Charter service offering, including video, Internet or voice, as a % of residential customer relationships.

(l)	"Double Play Penetration" represents residential customers receiving only two Charter service offering, including video, Internet and/or voice, as a % of residential customer relationships.

(m)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and voice, as a % of residential customer relationships.

(n)
"Monthly Residential Revenue per Residential Customer" is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

Addendum to Charter Communications, Inc. First Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2015	2014

Net loss	$(81)	$(37)
Plus: Interest expense, net	289	211
Income tax expense	35	64
Depreciation and amortization	514	505
Stock compensation expense	19	12
Loss on derivative instruments, net	6	2
Other, net	18	10

Adjusted EBITDA (a)	800	767
Less: Purchases of property, plant and equipment	(351)	(539)

Adjusted EBITDA less capital expenditures	$449	$228

Net cash flows from operating activities	$528	$577
Less: Purchases of property, plant and equipment	(351)	(539)
Change in accrued expenses related to capital expenditures	(76)	36

Free cash flow	$101	$74

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2015 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2015	2014

Customer premise equipment (a)	$150	$329
Scalable infrastructure (b)	75	87
Line extensions (c)	39	40
Upgrade/Rebuild (d)	23	33
Support capital (e)	64	50

Total capital expenditures (f)	$351	$539

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures include $14 million related to the Comcast Transactions for the three months ended March 31, 2015 and $119 million related to our all-digital transition for the three months ended March 31, 2014. Total capital expenditures also include $51 million and $59 million related to commercial services for the three months ended March 31, 2015 and 2014, respectively.

Addendum to Charter Communications, Inc. First Quarter 2015 Earnings Release